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                                                                      EXHIBIT 12


                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


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
                                        Three Months Ended
                                              March 31,                               Year Ended December 31,
                                       ----------------------     -----------------------------------------------------------------
                                          1998         1997          1997          1996          1995          1994          1993
                                       ---------    ---------     ---------     ---------     ---------     ---------     ---------
Interest Expense                       $  25,300    $  29,600     $  90,400     $ 142,100     $ 151,000     $  73,300     $  80,900

Estimated Interest Portion of
    Rent Expense                           5,047        4,815        18,755        17,362        16,865        19,289        20,701
                                       ---------    ---------     ---------     ---------     ---------     ---------     ---------

Fixed Charges                          $  30,347    $  34,415     $ 109,155     $ 159,462     $ 167,865     $  92,589     $ 101,601
                                       =========    =========     =========     =========     =========     =========     =========

Income From Continuing
    Operations Before Income Taxes     $ 146,000    $ 125,300     $ 626,700     $ 558,000     $ 478,000     $ 504,700     $ 506,000

Add:  Fixed Charges                       30,347       34,415       109,155       159,462       167,865        92,589       101,601

      Dividends From Less Than
      50% Owned Companies                     --           --            --           359           968           835         2,395

Less: Equity in (Earnings) / Losses
      of Less Than 50% Owned
      Companies                              371         (412)         (155)       (1,281)       (1,000)       (1,900)       (1,200)
                                       ---------    ---------     ---------     ---------     ---------     ---------     ---------

Earnings Before Fixed Charges          $ 176,718    $ 159,303     $ 735,700     $ 716,540     $ 645,833     $ 596,224     $ 608,796
                                       =========    =========     =========     =========     =========     =========     =========

Ratio of Earnings to Fixed Charges          5.8x         4.6x          6.7x          4.5x          3.8x          6.4x          6.0x
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